[LETTERHEAD OF O’MELVENY & MYERS LLP]

October 13, 2004

New Century TRS Holdings, Inc.

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

Re:	Legality of the 3.50% Convertible Senior Notes due July 3, 2008
Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the joint filing of the Post-Effective Amendment No. 3 to Registration Statement (No. 333-109727) on Form S-3 of New Century TRS Holdings, Inc. (formerly known as New Century Financial Corporation) (the “Company”), and the Registration Statement on Form S-3 of New Century Financial Corporation (formerly known as New Century REIT, Inc.) (“New Century Financial”) (such joint filing, together with all exhibits thereto, the “Registration Statement”), filed with the Securities and Exchange Commission on October 12, 2004 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $210,000,000 aggregate principal amount of the Company’s 3.50% Convertible Senior Notes Due July 3, 2008 (the “Notes”), and shares of common stock, par value $0.01, of New Century Financial issuable upon conversion of the Notes. The Notes were issued under an Indenture, dated as of July 8, 2003, by and between the Company and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of September 30, 2004, by and among the Company, New Century Financial and the Trustee (the “Indenture”).

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents as we considered appropriate, including the Indenture. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. To the extent the Company’s obligations depend on the enforceability of the Indenture against the other parties to the Indenture, we have assumed that the Indenture is enforceable against the other parties thereto.

O’MELVENY & MYERS LLP

New Century TRS Holdings, Inc.

October 13, 2004 – Page 2

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Notes have been duly authorized by all necessary corporate action on the part of the Company and are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

Our opinion as to the enforceability of the Notes is subject to the unenforceability under certain circumstances of broadly stated or vaguely stated waivers or waivers of the rights granted by law where the waivers are against public policy or prohibited by law.

We express no opinion concerning federal or state securities laws or regulations.

The law covered by this opinion is limited to the present federal laws of the United States and the present law of the States of California and New York and the present General Corporation Laws of Delaware. We express no opinion regarding the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purposes, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent.

Respectfully submitted,

/s/ O’Melveny & Myers LLP